Exhibit 99.1

Richardson Electronics Will File SEC Form 10-Q for Fiscal 2005 Third Quarter and to Amend Filings for Prior Periods

LaFox, IL, May 13, 2005: Richardson Electronics, Ltd. (NASDAQ: RELLE) today reported that the Company expects to file its SEC Form 10-Q for the third quarter of the fiscal year 2005, an amended Form 10-K/A for the 2004 fiscal year and amended Forms 10-Q/A for the first two quarters of fiscal 2005 on Monday May 16, 2005.

In the third quarter of fiscal 2005, the Company identified an accounting error in the application of Statement of Accounting Standards No. 52, Foreign Currency Translation, on intercompany indebtedness with its subsidiaries. Financial statements for the 2002 and 2003 fiscal years, and the first two quarters of the 2005 fiscal year are being restated to correct this error and will be reflected in the amended Forms 10-K/A and 10-Q/A. Additionally, all four quarters of fiscal 2004 are being amended; however, the income statement for fiscal 2004 will not be restated as the total impact to net income was not material. The adjustments resulted in increases to net income of $127,000 for fiscal 2002, $1.1 million for fiscal 2003, and $2.3 million for fiscal 2005. As a result of its determination to restate its consolidated financial results as noted above, the financial statements previously issued for the periods being restated should not be relied upon.

The Company is now in compliance with all debt covenants of its secured revolving credit agreement. The lending group has issued a waiver for the late filing of the third quarter Form 10-Q and the restatements.

In addition, to comply with Accounting Standards regarding income taxes, the Company has recorded a tax expense of $17.0 million for the quarter ended February 26, 2005, primarily to reduce the current deferred tax assets on its financial statements. The tax expense, which reduced earnings per share by $0.98 for such quarter, will not affect the Company's ability to apply tax loss carry forwards to future earnings and will have no cash impact on the Company's current performance.

These adjustments do not impact the Company's previously reported net cash flows, revenues or operating income.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of "engineered solutions," serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers' needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.